EXHIBIT 99.2

CONTACTS
Robin Smith	Stanley Wunderlich/Daniel Stepanek
CEO, NeoStem, Inc.	Consulting for Strategic Growth 1
420 Lexington Ave, Suite 450	800 Second Avenue
NYC, NY 10170	New York, NY 10017
Tel: (212) 581-5150	Tel: (800) 625-2236/ (212) 896-1206
Fax: (646) 514-7787	Fax: (212) 337-8089
E-mail: rsmith@neostem.com	Emails: info@cfsg1.com
Web site: www.neostem.com	dstepanek@cfsg1.com
Web site: www.cfsg1.com
                                                                                FOR IMMEDIATE RELEASE

NEOSTEM, INC. COMPLETES FINANCING OF $1.75 MILLION

NEW YORK, September 6, 2006 -NeoStem, Inc. (OTCBB:NEOI), a company pioneering autologous Adult Stem Cell (ASC) collection and banking service for the general population for long-term storage for multiple therapeutic uses, today announced it has completed a private financing in the amount of $1,750,000.

This is the second important financing the Company has completed in less than three months. On June 12, 2006, the Company, then operating as Phase III Medical, Inc. (OTCBB:PHSM), announced a financing in the amount of $2,079,000, with DC Associates, LLC acting as the principal investor.

On August 30, 2006, following shareholders’ approval of a corporate name change from Phase III Medical, Inc. to NeoStem, Inc., the Company entered into a Securities Purchase Agreement with a group of sophisticated individual accredited investors, including Richard Berman, former CEO and Chairman of ICCA and currently CEO of NexMed, Inc.; Michael Gardner, founder, President and CEO, Baytree Capital; and Dan Wassong former Chairman, President and CEO of Del Laboratories.  Additionally, 80% of the note holders from the Convertible Promissory Note representing $400,000 issued by the Company at the end of December 2005 and January 2006 elected to extend or convert into common shares of stock.

The money raised will be used to further develop the Company’s intellectual property - including its proprietary methodology for processing and long-term storage of peripheral blood stem cells - operations, marketing and to build partnerships with medical institutions, physicians and pharmaceutical companies. The Company has moved its corporate office from Melville, Long Island to New York City to be closer to the financial community and academic institutions.

The shareholders at the Company’s Annual Meeting held on August 29, 2006 approved the change of the Company’s name to NeoStem, Inc. and approved a reverse split of the Company’s Common Stock at a ratio of one-for-ten shares. The name change and reverse stock split became effective on August 31, 2006 and the stock has begun to trade under its new trading symbol: OTCBB:NEOI. For more information, please visit the Company’s Web site: www.neostem.com

Robin L. Smith, MD, MBA, Chairman and CEO of NeoStem, said, “We are extremely pleased with the support we have received from our investors. we value and appreciate their knowledge about the opportunities available for NeoStem in addressing the rapidly advancing applications of adult stem cells in potentially treating disease and other critical health problems. NeoStem’s proprietary methodologies allow adults to have their stem cells safely collected and conveniently banked for future personal use. We believe investors know the importance of emerging developments in these fields and recognize the key role of NeoStem’s services in enabling clients to access their stem cells when needed.”

About NeoStem, Inc.
NeoStem, Inc. (OTCBB:NEOI), formerly Phase III Medical, Inc. (OTCBB:PHSM), is an innovative, publicly traded company positioned to become a leader in the adult stem cell field and to capitalize on the increasing importance adult stem cells are expected to play in the future of regenerative medicine.

Using its proprietary process, NeoStem provides the infrastructure, methods and systems that allow adults to have their stem cells safely collected and conveniently banked for future therapeutic use, as needed, in the treatment of such life-threatening diseases as diabetes, heart disease and radiation sickness that may result from a bio-terrorist attack. Adult stem cell therapy has also been used for many years in treating blood cancer. Further potential uses include regenerative therapies for wound healing, autoimmune diseases such as multiple sclerosis and lupus, and age-related degenerative musculoskeletal diseases .

NeoStem uses the least invasive form of collection called apheresis, a well known safe procedure that extracts stem cells from an adult’s peripheral blood. Once collected, NeoStem’s storage process allows the cells to be cryo-preserved during an individual’s lifetime for use when needed. The management, Board of Directors and Advisors of NeoStem collectively have significant technical, medical and scientific expertise as well as substantial experience in life science marketing and business development.

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Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the Company’s ability to develop the adult stem cell business, the future of regenerative medicine and the role of adult stem cells in that future, the future use of adult stem cells as a treatment option and the potential revenue growth of NeoStem’s business. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’ s ability to enter the adult stem cell arena and future operating results are dependent upon many factors, including but not limited to (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the Company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control;(iv) scientific and medical developments beyond the Company’s control and (v) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”

Pursuant to a July 1, 2006 agreement, Consulting For Strategic Growth I, Ltd. ("CFSG1") provides the Company with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG1 receives a fixed monthly fee for the duration of the agreement. Independent of CFSG1's receipt of cash or other compensation from the Company, CFSG1 may choose to purchase the common stock of the Company and thereafter sell those shares at any time it deems appropriate to do so. For more information, please visit www.cfsg1.com